Exhibit 10.19

FORM 44

OIL AND GAS LEASE #_______

This OIL AND GAS LEASE (this “Lease”) is made and entered into to be effective (the “effective date”), by and between the State of Texas, acting through the Board for Lease of University Lands (“Lessor”) and _________________________________ (“Lessee”), whose address is __________________________________________ . The Premises (hereinafter defined) were offered for lease by Lessor by sealed bid sale. Lessee submitted the high bid for the Premises. This Lease is awarded to Lessee by Lessor as a result of and pursuant to the bid offered by Lessee. By submitting the bid, Lessee agreed to be bound by the terms and provisions of this Lease, and other conditions as may have been specified in the notice of sale.

W I T N E S S E T H:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the covenants contained herein, the parties agree as follows:

1. TERM: Subject to the terms and conditions set out in this Lease, Lessor demises, grants, and leases to Lessee the oil and gas in and under land described below (the “Premises”) for a period of three (3) years commencing on the effective date, such 3-year period being the primary term of the Lease, and as long thereafter as oil or gas is produced in paying quantities from the Premises. This Lease is made for the sole and only purpose of prospecting and drilling for, and producing oil and gas that may be found and produced from, the Premises, to-wit:

Part\Section	Block	Grantee	Acres	County
University

2. RESERVATION: Lessee’s right hereunder to prospect for oil and gas from the Premises is non- exclusive. The Board of Regents of the University of Texas System (the “Board of Regents”) expressly retains and reserves the concurrent right to grant third parties seismic, geophysical and geological permits and to enter into other agreements with third parties, which permits or agreements shall allow such third parties to conduct geophysical, geological or seismic surveys on, over, under, through and across the land covered herein during the term of this Lease. Such seismic, geophysical or geological surveys shall not unreasonably interfere with Lessee’s drilling or production activities on the Premises.

3. ROYALTY: Lessee shall pay or cause to be paid:

(a) OIL: As used herein, the term “oil” shall mean and refer to any hydrocarbons produced from the Premises, regardless of gravity, capable of being produced in liquid form at the well by ordinary production methods including without limitation condensate, distillate and other liquid hydrocarbons recovered from oil or gas run through a separator or other equipment on the Premises. As royalty on any and all oil produced from the Premises pursuant to this Lease, Lessee shall pay to the Board of Regents 25% of the gross oil production or the value thereof. The value of oil production shall be based on the highest posted price, plus premium, if any, offered or paid for oil, condensate, distillate, or other liquid hydrocarbons, respectively, of similar gravity and type in the general area, or the prevailing market price thereof in the general area, or the proceeds of the sale thereof, whichever is greater. Unless otherwise approved in accordance with the Rules, Lessee shall assure that gas produced from the Premises that contains liquid hydrocarbons recoverable in commercial quantities is run through an adequate oil and gas separator of conventional type or other equipment at least as efficient to the end that all liquid hydrocarbons recoverable from the gas by such means will be recovered before the gas is sold, used, or processed in a plant, and royalty is paid thereon.

(b) GAS: As used herein, the term “gas” shall mean and refer to all natural gas produced from the Premises (including casinghead gas) and all of its constituent elements, including but not limited to sulfur contained in the gas, and natural gasoline, condensate, distillate, butanes, propanes, and other hydrocarbons condensed, absorbed, or separated out of or from the gas after it leaves the Premises, including without limitation casinghead gas and flared or vented gas. Royalty shall be payable under this Paragraph 3(b) on all hydrocarbons produced from the Premises other than oil. Except as provided in Paragraph 3(c), as royalty on any and all gas produced from the Premises pursuant to this Lease, Lessee shall pay to the Board of Regents:

(1) 25% of the gross production of gas not processed in a plant for the extraction of gasoline, liquid hydrocarbons or other products or the value thereof. The value of such gas production shall be determined on the basis of the greater of (a) the market value of the gas; or (b) the total value accruing to the producer from the sale or use of the production, including proceeds and any other thing of value received by Lessee or the operator. The volume of gas shall be measured in accordance with the Rules.

(2) 25% of the gross production of gas processed in a plant for the extraction of gasoline, liquid hydrocarbons or other products or the value thereof, such value to be determined on the basis of (a) the highest value reasonably available to Lessee (valued as provided in Paragraph 3(f) below) if Lessee sells and delivers the gas at a point before the inlet to the processing plant to an unaffiliated third party processor; (b) if Lessee owns the processing plant in which the gas is processed or trades the gas for gas that is processed in a plant owned by Lessee, then the value of the gas shall be the value, determined as in Paragraph 3(b)(1) above of 100% of the residue gas and 100% of the liquids attributable to the gas produced from the Premises; or (c) if Lessee sells the gas at or beyond the tailgate of the plant, but Lessee does not own the processing plant in which the gas is processed and does not trade the gas for gas that is processed in a plant owned by Lessee, then the value of the gas shall be the highest value, determined as in Paragraph 3(b)(1) above, of the fraction of residue gas and liquids attributable to the gas produced from the Premises to which Lessee is entitled. For purposes of this Lease, Lessee shall be deemed to own the processing plant if Lessee or Lessee’s affiliate owns a five percent or greater interest in the plant. An “affiliate” includes, but is not limited to, the parent company or a subsidiary of Lessee, a corporation or other entity having common ownership with Lessee, a partner or joint venturer of Lessee with respect to the ownership or operation of the processing plant, a corporation or other entity in which Lessee owns a ten percent or greater interest, or any individual, corporation or other entity that owns a ten percent or greater interest in Lessee. Lessee shall submit to the Board of Regents a disclosure statement regarding whether the Lessee or an affiliate of Lessee owns the processing plant in accordance with the Rules.

(c) KEEP WHOLE: If oil or gas production from the Premises is processed in a plant for the extraction of gasoline, liquid hydrocarbons or other products, the value of the gross production shall for purposes of determining royalty due never be less than if such gas had not been processed.

(d) RECYCLED GAS: Subject to the consent in writing of Lessor, Lessee may inject gas into any oil- or gas-producing formation in the Premises after the liquid hydrocarbons contained in the gas have been removed, and no royalties shall be payable on the gas so injected until such time as the same may thereafter be produced and sold or used.

(e) CONSERVATION: Lessee shall use all reasonable means to prevent the underground or above ground waste of oil or gas and to avoid the physical waste, flaring, or venting of gas produced from the Premises.

(f) NO DEDUCTIONS: Lessee shall pay or cause to be paid royalties due under this Lease without deduction for the cost of producing, gathering, storing, separating, treating, dehydrating, compressing, transporting, and otherwise making the oil, gas and other products hereunder ready for sale or use; provided, however, with respect to gas processed for the extraction of gasoline, liquid hydrocarbons or other products in a plant not owned by Lessee (as described in Paragraph 3(b)(2)), no royalty shall be due on gas volumes used or flared in the plant to the extent such volumes are reasonable and allocable to the Lease. For purposes of determining the royalty due, the gross production shall be valued at the point of sale and delivery from Lessee to an unaffiliated third party. In determining the value for royalty purposes of the oil, gas, and other products produced, no cost of producing, gathering, storing, separating, treating, dehydrating, compressing, transporting, and otherwise making the oil, gas and other products hereunder ready for sale or use shall be taken into account, whether borne by Lessee or by third-party purchasers and whether stated as a deduction from the price or an adjustment to the price based on location or condition. No field deductions for lost product will ever be allowed. All such costs shall be the responsibility of the Lessee. Lessee shall exercise due diligence and use all reasonable efforts in marketing any and all production from the Premises to obtain the best price reasonably available for the oil and gas.

(g) ROYALTY IN KIND: Lessee shall pay cash royalties based on the value of the gross production from the Premises, unless Lessor elects to receive royalty in kind. Lessee shall pay oil or gas royalty, or both, in kind at the option of Lessor. Lessor may exercise its option to take oil or gas royalty in kind, or if royalty is taken in kind, Lessor may elect to take cash royalties, at any time or from time to time by giving Lessee notice of such election not less than sixty (60) days in advance. If Lessor elects to take its royalty production in kind, Lessor may elect to have the royalty production delivered in kind at the wellhead, at the oil and gas separator, into a pipeline connected at the well, at the location Lessee sells its production, or at another location mutually acceptable to Lessor and Lessee. Lessee shall bear all costs to the point of delivery.

(h) ROYALTY ON CONTRACT SETTLEMENTS: Lessee shall pay to the Board of Regents royalty at the applicable royalty rate on any monetary settlement received by Lessee from any breach of contract by Lessee’s purchaser relating to the marketing, pricing, or taking of oil or gas production from the Premises.

4. PRE-PAID DELAY RENTALS AND MINIMUM ROYALTY:

(a) PRE-PAID DELAY RENTALS: Lessee paid a delay rental payment of $25/acre concurrently with the submission of its bid on this Lease. For such consideration paid to Lessor, Lessee shall not be obligated, except as otherwise provided, to commence or to continue any operations during the primary term, or to make any additional delay rental payments during the primary term. No part of such delay rental payment shall be refundable under any circumstance.

(b) MINIMUM ROYALTY: One year after the expiration of the primary term and each year thereafter during the term of this Lease, Lessee shall pay to the Board of Regents an amount equal to the positive difference, if any, between an amount equal to $5.00 multiplied by the total number of acres in the Premises (the “minimum royalty”) and royalties from this Lease actually paid and received in the immediately previous lease year. Such amount shall be due and payable within sixty (60) days after each anniversary date of this Lease. No minimum royalty is due if royalties from this Lease actually paid and received during the previous lease year were greater than the minimum royalty.

5. PAYMENTS, SUBMISSIONS, AND NOTICES TO LESSOR:

(a) CASH ROYALTY PAYMENTS: All royalties not paid in kind at the election of Lessor shall be paid to the Board of Regents. Royalty on oil shall be due and payable on or before the 5th day of the second month succeeding the month of production or such later date as may be prescribed in the Rules. Royalty on gas shall be due and payable on or before the 15th day of the second month succeeding the month of production or such later date as may be prescribed in the Rules.

(b) MANNER AND TIMELINESS OF PAYMENTS: A payment that is not submitted electronically shall be considered timely paid if delivered to the Lessor on or before the applicable due date or if deposited in a postpaid, properly addressed wrapper with a post office or official depository under the care and custody of, and postmarked by, the United States Postal Service before the applicable due date. A payment that is submitted electronically shall be considered to be timely paid if such payment is successfully transmitted to the proper account with the Comptroller on or before the due date.

(c) PENALTIES AND INTEREST: Lessee shall pay penalties and interest on late royalty payments, minimum royalty payments, and other sums due, and for failure to provide documents, as provided by law or the Rules. The right to collect penalties and interest is in addition to, and shall not in any way limit or restrict, the rights of Lessor or the Board of Regents to pursue other remedies in law or in equity, including without limitation forfeiture of this Lease.

(d) PAYMENTS, NOTICES, AND CORRESPONDENCE TO LESSOR: Lessee shall assure that all royalty payments, shut-in royalty payments, extension payments, deferred drilling fees and all other payments due under this Lease, documents, reports, notices and other information unless expressly provided herein that such payment or information be directed to another office, are directed to the following address:

University Lands

P.O. Box 553

Midland, Texas 79702-0553

or such other address as may then be specified in the Rules. Any payments submitted electronically shall be delivered by electronic funds transfer to the proper account with the Comptroller of the State of Texas.

(e) NOTICES AND CORRESPONDENCE TO LESSEE: Notices and correspondence to Lessee shall be sent to the address shown on the bid submitted to Lessor or such other address as Lessee shall provide in writing to Lessor. Any such notice of change of address must specifically reference this Lease.

(f) TIME NOTICE GIVEN: Notices shall be deemed given when actually delivered or three (3) days after deposit in the United States mail.

6. CONTRACTS, RESERVES, AND OTHER RECORDS: As provided by law and the Rules, Lessee shall submit to the Board of Regents a copy of each and every contract or amendment thereto under which oil or gas is sold or processed, together with a summary of such contract, within thirty (30) days after any such contract or amendment is made. Lessee shall, upon request, provide to the Board of Regents an estimate of oil and gas reserves in the Premises or allocable to this Lease. All such reserve information, when received, shall be held in confidence by the Board of Regents and disclosed only as contracts for the sale of production may be disclosed as allowed or required by law.

7. CONTINUATION OF TERM: If at the expiration of the primary term oil or gas in paying quantities is not being produced from the Premises, this Lease shall terminate; provided, however, the term of this Lease may be extended on one or more of the following conditions:

(a) CESSATION OF PRODUCTION: In the event production of oil or gas from the Premises, once obtained, shall cease for any cause within sixty days before the expiration of the primary term of this Lease or at any time or times thereafter, this Lease shall not terminate (i) if Lessee commences additional drilling or reworking operations within sixty (60) days thereafter, and the Lease shall remain in full force and effect so long as operations continue in good faith and in workmanlike manner without interruptions totaling more than sixty (60) days during any one such operation; and if such drilling or reworking operations result in the production of oil or gas, the Lease shall remain in full force and effect so long as oil or gas is produced therefrom in paying quantities or payment of shut-in oil or gas well royalty or compensatory royalties is made as provided herein or (ii) if production in paying quantities is restored within sixty (60) days after such cessation.

(b) SHUT-IN ROYALTIES: If at the expiration of the primary term or at any time thereafter there is located on the Premises a well or wells capable of producing oil or gas in paying quantities and such oil or gas is not produced for lack of suitable production facilities or a suitable market for the gas and such conditions are outside the reasonable control of Lessee, and this Lease is not being otherwise maintained in force and effect, then this Lease will not terminate and shall be extended for a period of one year if Lessee timely submits an application in form approved by the Lessor and, upon approval of said application, pays a shut-in royalty in the amount specified in the Rules (as hereinafter defined) at the time the shut-in payment is made. Lessee must remit the shut-in royalty payment, together with the required certification, while this Lease is otherwise maintained in force and effect. Payment of shut-in royalty after the expiration or other termination of this Lease will not revive or extend this Lease. Lessee may extend the Lease for a maximum of four additional and successive periods of one-year each by the payment of a like sum of money each year on or before the expiration of the extended term so long as the conditions that allow such extension continue.

(c) EXTENSIONS: If at the expiration of the primary term or any extension term provided for in this Paragraph 7(c) oil or gas is not being produced in paying quantities from the Premises, but drilling operations are being conducted on the Premises in good faith and in good and workmanlike manner, Lessee may, on or before the expiration of the primary term or the then current extension term, as appropriate, make written application in the approved form to the Board of Regents for a 30-day extension of the term of this Lease, such application to be accompanied by a payment of an amount equal to the then current fee for such lease extension as set out in the Rules; provided however that in no event shall this Lease be so extended for a cumulative period of more than 360 days.

8. DRILLING AND DEVELOPMENT:

(a) FULL DEVELOPMENT: After a well capable of producing oil or gas has been completed on the Premises, Lessee shall exercise the diligence of a reasonably prudent operator in drilling such additional well or wells as may be reasonably necessary to fully develop the Premises. Neither bonus, pre- paid delay rental, royalties, nor other fees paid or to be paid hereunder shall relieve Lessee from the obligation to fully develop the Premises. Additionally, Lessee will, upon reasonable request from an adjoining lessee of other lands, join with such requesting lessee in pooling to achieve secondary or advanced recovery of oil, gas, and other hydrocarbons that might be produced through the use of enhanced methods covering a greater area than the Premises.

(b) CONTINUOUS DRILLING OBLIGATION:

(i) In addition to any other well or wells commenced on or before the expiration of the primary term, Lessee shall spud in a new well within one-hundred twenty (120) days after the expiration of the primary term unless on or before such date productive wells have been drilled on the Premises to the maximum density permitted by the Rules, regulations or orders of the Railroad Commission. Such well shall be drilled to completion in good faith and in a good and workmanlike manner without interruptions totaling more than sixty (60) days during such drilling operation. Upon the completion of such well, either as a dry hole or a producing well, Lessee will thereafter diligently conduct continuous drilling operations on the Premises with no cessation of more than sixty (60) days between the completion of one well, either as a dry hole or a producing well, and the spudding in of the next well. Each such well shall also be drilled to completion in good faith and in a good and workmanlike manner without interruptions totaling more than sixty (60) days during each such drilling operation. This drilling obligation shall continue until wells have been drilled on the Premises to the maximum density permitted by the rules, regulations or orders of the Railroad Commission. If a Railroad Commission rule or order allows the drilling of optional wells in any field underlying the Premises, Lessee shall drill such optional wells into such field unless the Lessor agrees in writing that the successful completion of any optional well or wells would not result in the recovery of additional hydrocarbons from such field. For purposes of this provision, the completion of a well is defined as the potential test date or the date of plugging, if applicable, appearing on the official completion report filed with the Railroad Commission or one hundred twenty (120) days after the commencement of the drilling of such well, whichever is earlier.

(ii) On or before the date upon which Lessee is obligated to spud in a well under Paragraph 8(b)(i), Lessee may remit a fee (the “Deferred Drilling Fee”) in the amount of twenty dollars ($20.00) per acre for all acreage in the Premises except Productive Acreage. Timely payment of the deferred drilling fee entitles Lessee to extend the time period for spudding in a well under Paragraph 8(b)(i) by thirty (30) days. Lessee may extend the time period for spudding in the well for two additional and successive periods of thirty days each by the payment of a like sum of money on or before the expiration of the then current extended time period.

(c) PRODUCTIVE ACREAGE/DEPTHS ONLY HELD: “Productive Acreage” as used in this Paragraph 8 shall mean and refer to the minimum acreage required by the Railroad Commission for a well for production purposes without an exception to applicable spacing and/or proration rules, unless Lessor agrees in writing to a larger unit. “Unproductive Depths” as used in this Paragraph 8 shall mean and refer to all depths below one hundred feet (100’) below the deepest depth drilled by Lessee on the Premises.

(i) If any well is not timely spudded in or is not drilled as required in Paragraph 8(b), then, notwithstanding any provision in this Lease to the contrary, this Lease will terminate as to all acreage in the Premises except Productive Acreage and as to all Unproductive Depths underlying Productive Acreage. The effective date of such termination shall always be the date that Lessee failed to spud in a well as required under Paragraph 8(b). If on such effective date Lessee is diligently drilling or completing a well on the Premises or is diligently working to establish the Productive Acreage for any completed well on the Premises, then the Productive Acreage ultimately established for these types of wells shall also remain included in this Lease under this Paragraph 8(c)(i); provided, however, that the effective date of the lease termination in such case shall still be the date that Lessee failed to spud in a well as required under Paragraph 8b.

(ii) If Lessee drills wells on the Premises to the maximum density permitted by the rules, regulations or orders of the Railroad Commission, then, notwithstanding any provision in this Lease to the contrary, two (2) years after the expiration of the primary term this Lease will terminate as to all Unproductive Depths. If on such date Lessee is diligently conducting drilling operations on the Premises, then by written notice to Lessee, the Lessor may delay the partial termination of this Lease under this Paragraph 8(c)(ii) up to four (4) years after the expiration of the primary term of this Lease.

(d) RELEASE: The acreage retained under Paragraph 8(c) as to each producing well shall, as nearly as practical, be in the form of a square with the well located in the center thereof, or such other shape as may be approved by the Lessor. Lessee shall execute and record a release containing a satisfactory description of the acreage and depths not retained hereunder and promptly submit to the Lessor for filing in the records of the Board of Regents the recorded release, or a legible copy of same.

(e) EASEMENT: Upon the termination of this Lease pursuant to Paragraph 8(c) as to a part but not all of the Premises, Lessee shall have a continuing non-exclusive easement across the surface of the Premises for access to that portion of the Premises with respect to which this Lease is not terminated, and, Lessor shall have, and expressly reserves, an easement over, across and through the retained Premises, including all of the retained depths and formations, to enable exploration for, and production and development of, oil, gas and/or minerals from any depths and lands which are not thereafter subject to this Lease. Lessor, its agent or assignee, shall not have the right to use any wellbores drilled by Lessee or any equipment installed by Lessee in connection with any such drilling or production operations for a period of one (1) year after such termination without the written consent of Lessee. The easement reserved herein by Lessor shall be fully assignable by Lessor to any party, including any oil, gas, and mineral lessee of depths or lands no longer subject to this Lease, and in the event Lessor assigns such easement to any third party, Lessee shall look only to such third party, and not to Lessor, for any claims, costs, expenses or damages occasioned by such third party’s use of the easement herein reserved, specifically including, but not limited to, any claims that such third party’s activities interfered with or damaged Lessee’s well(s), reserves, equipment, operations, or other rights hereunder.

(f) FIELD RULES AND EXCEPTIONS: If specific field rules do not exist with respect to the Premises, and if Lessee requests a hearing for the establishment of field rules, or if Lessee requests the consolidation of existing field rules or an exemption from field rules or statewide rules, Lessee shall notify Lessor of such request prior to any Railroad Commission hearing.

9. OFFSET WELLS: Lessee shall adequately protect the oil and gas under the Premises from drainage from adjacent lands or leases, including non-University lands and University lands leased at a lesser royalty. If oil or gas should be produced in paying quantities from a well draining the Premises, Lessee shall, within sixty (60) days after notice from the Lessor of such producing well, begin in good faith and pursue diligently operations leading to the drilling of an offset well and such offset well shall be drilled to such depth as may be necessary to prevent drainage of the Premises, and Lessee shall use all means necessary in a good faith effort to make such offset well produce oil or gas in paying quantities. Any well located within one thousand (1,000) feet of the Premises shall be presumed to be draining the Premises. Lessee may rebut this presumption only with evidence acceptable to Lessor, in Lessor’s sole discretion. Payment of the bonus, the delay rental payment, deferred drilling fees, royalties paid or to be paid, shut-in royalty, or other amounts due hereunder shall not relieve Lessee from its obligations under this Paragraph 9.

10. REMOVAL OF EQUIPMENT: If this Lease is forfeited or terminated for any reason, Lessee shall not remove the casing or any equipment from the Premises without the written consent of the Lessor until wells have been plugged to the satisfaction of the Railroad Commission, all pits have been properly filled and all debris has been removed from the Premises.

11. OPERATIONS:

(a) WELL LOCATION: Prior to commencement of drilling on the Premises, Lessee shall provide written notice to Lessor of Lessee’s intent to drill a well, together with a plat of the Premises showing the location of each well to be drilled. Prior to commencement of any surface preparation in connection with a drill site or the construction of a road to a drill site, Lessee shall obtain any necessary easements, pay amounts required under the then current Rate and Damage Schedule, and give notice to Lessor and the surface occupant.

(b) RAILROAD COMMISSION FORMS: Copies of all forms and other information filed with the Railroad Commission pertaining to operations under this Lease shall be filed simultaneously by Lessee with Lessor. Lessee shall submit copies of correspondence and other information received by Lessee from the Railroad Commission to Lessor within ten (10) days after receipt by Lessee, the operator, or other contractor or agent of Lessee.

(c) LOGS: Lessee shall have an electric or radioactivity survey made of the bore-hole section, from the total depth of the well to the surface of the ground, of all wells drilled on the Premises and shall provide a copy of each and every log of each required survey, along with copies of logs of all other bore- hole surveys completed with respect to the well, to Lessor within fifteen (15) days after the making of the survey.

(d) FAILURE TO LOG: Upon failure of Lessee to have an electric or radioactivity survey made of the bore-hole section from the total depth of the well to the surface of the ground and submit to Lessor a copy of the required logs, for any reason other than impossibility demonstrated to the satisfaction of the Lessor, Lessee shall re-enter the well and run the required surveys and provide a copy of the required logs to Lessor or, at the option of the Lessor, Lessee shall pay to the Board of Regents a sum equal to the cost of completing the required surveys at then current market rates multiplied by two (2), which amount shall be considered liquidated damages for Lessee’s failure to provide such logs to Lessor as required hereby, the parties acknowledging that actual damages would be difficult to determine.

(e) DRILLING RECORDS: Lessee shall submit to Lessor copies of any records, memoranda, accounts, reports, cuttings and cores on same day that Lessee obtains such information. Lessee shall also submit any other information relating to the operations on the Premises as may be requested in writing by a representative of Lessor in the time and manner reflected in such written request. This Paragraph 11(e) does not constitute a waiver of any other requirement contained in this Lease that Lessee provide documents, records, or other information to Lessor or the Board of Regents.

12. USE OF THE SURFACE AND WATER:

(a) RIGHT TO USE SURFACE: Except as otherwise expressly provided in this Lease, Lessee shall have the right to use only so much of the surface of the Premises as reasonably necessary for the full exercise and enjoyment of the oil and gas rights and interests granted by this Lease. Lessee may lay and maintain gathering lines, erect and maintain telephone and utility lines, and other appliances and equipment necessary for the operation of oil and gas wells on the Premises. Lessee shall have the right of ingress and egress and right of way to any point of operations provided that Lessee will assure that such right of way and ingress and egress result in the least injury and inconvenience to any occupant of the surface. Notwithstanding the foregoing or anything else to the contrary contained in this Lease, operations conducted on the surface of the Premises shall be subject to the payments as set out in the then current Rate and Damage Schedule.

(b) MAINTENANCE OF WELL SITES AND IDENTIFICATION MARKERS: Lessee shall build and maintain fences around any of its facilities on the Premises if requested by Lessor and Lessee will take all necessary care and precaution to protect livestock against loss, damage, or injury. Upon completion or abandonment of any well or wells, Lessee shall fill and level all slush pits and cellars and completely clean up drilling sites of all rubbish thereon to the satisfaction of the Lessor. Lessee shall erect, at a distance not to exceed twenty-five (25) feet from each well on the Premises, a legible sign showing the name of operator, the lease designation, and the well number. Where two or more wells on the same lease or where wells on two or more leases are connected to the same tank battery, whether by individual flow line connections direct to the tank or tanks or by use of a multiple header system, each line between each well and such tank or header shall be legibly identified at all times, either by a firmly attached tag or plate or an identification properly painted on such line at a distance not to exceed three (3) feet from such tank or header connection. Signs, tags, plates or other identification markers shall be maintained in a legible condition throughout the term of this Lease.

(c) BURYING PIPELINES AND RESTORATION OF THE SURFACE: Upon request of Lessor, Lessee will (i) bury all pipelines below ordinary plow depth; (ii) fill and level all pits and mounds, and level and fill all roads as soon as is reasonably practical after completion of each well or wells; and (iii) restore the surface of the ground to as nearly as is possible its original state. Lessee shall not drill a well within three hundred (300) feet of any residence or barn without the written consent of the Lessor. Lessee shall, upon expiration or termination of this Lease, remove all of Lessee’s equipment, fill and level all pits, and restore the surface to the satisfaction of the Lessor.

(d) DAMAGE TO THE SURFACE: Lessee shall repair all damages of any kind or character to the Premises and improvements which might be caused by Lessee, its agents, servants, employees, subcontractors, successors or assigns and Lessee shall pay all damages resulting from operations under this Lease, including without limitation damages to any personal property, improvements, livestock, and crops on the Premises or adjacent lands owned or controlled by the Board of Regents. Lessee shall be liable for same, whether or not such agents, employees, or licensees, at the time of occasioning such damage, are acting within the scope of their employment or license.

(e) CULTURAL RESOURCES: Lessee shall comply with the Antiquities Code (Texas Natural Resources Code, Chapter 191 or its successor statute) and applicable rules promulgated thereunder by the Historical Commission, or its successor. Lessee shall undertake its activities on the Premises in a manner consistent with public policy relating to the location and preservation of archeological sites and other cultural resources in, on, or under public lands, including University lands. Lessee shall use the highest degree of care and all reasonable safeguards to prevent the taking, alteration, damage, destruction, salvage, or excavation of cultural resources and/or landmarks on University lands. Upon discovery of an archeological site, Lessee shall immediately give written notice of such discovery to Lessor and to the Texas Antiquities Committee, as set out in the Commission’s rules. Lessee, its contractors and employees, shall have no right, title, or interest in or to any archaeological articles, objects, or artifacts, or other cultural resources located or discovered on University lands.

(f) POLLUTION: Lessee shall use the highest degree of care and all reasonable safeguards to prevent contamination or pollution of any environmental medium, including soil, surface waters, groundwater, sediments, and surface or subsurface strata, ambient air or any other environmental medium in, on, or under, the Premises, by any waste, pollutant, or contaminant. Lessee shall not bring or permit to remain on the Premises any explosives, toxic materials, or substances regulated as hazardous wastes, hazardous materials, hazardous substances, or toxic substances under any federal, state, or local law or regulation (“Hazardous Materials”), except products commonly used in connection with oil and gas exploration and development operations and stored in the usual manner and quantities. Lessee shall clean up, remove, remedy and repair any soil or ground water contamination and damage caused by the presence or release of any Hazardous Materials in, on, under, or about the Premises resulting from Lessee’s operations on the Premises. The obligations of Lessee hereunder shall survive the expiration or earlier termination, for any reason, of this Lease.

(g) SURFACE WATER: Lessee shall have no right to use any surface water found on property owned or controlled by the Board of Regents or any water from water wells or stock tanks controlled by the Board of Regents or its surface tenants.

(h) SUBSURFACE WATER: Lessee shall have the right to use, at a price determined by the then current Rate and Damage Schedule, subsurface water found and produced or impounded by Lessee on the Premises for drilling operations only in connection with primary production. The use of such water for any enhanced recovery operations is prohibited. The right to use water from the Premises is subject to Lessee’s compliance with and performance of the requirements set out in this Paragraph 12(h) and compliance with all applicable Rules, rules of the Board of Regents, and rules and regulations of any local, state, or federal regulatory authority having jurisdiction.

(i) WATER WELL OPERATIONS AND REPORTS: Prior to Lessee’s commencing any water well drilling, reentry or water production operations, Lessee shall file or cause to be filed written notice of such operations with Lessor. Lessee shall also submit to Lessor, within fifteen (15) days after completion of water well operations or as otherwise requested, the following information:

(i) a plat showing the location of each water well;

(ii) all information that may be requested including without limitation sample logs, downhole equipment and casing, static water levels, producing capacity, chemical analyses, and any other information requested by Lessor; and

(iii) copies of all forms, applications, permits, correspondence, and other documents sent to or received from any local, state or federal regulatory agencies concerned with water operations or water well borehole maintenance operations. Within ten (10) days after cessation of use of any water well, Lessee shall give written notice thereof to Lessor. Within fifteen (15) days after receipt of such notice from Lessee, Lessor may elect to require Lessee to either cap or plug the well. After receipt of Lessors’ election, Lessee shall cap or plug the well within ninety (90) days thereafter, at Lessee’s expense, in whatever manner Lessor may require. If Lessor fails to make an election within such 15-day period, Lessor will be deemed to have elected to have the well plugged.

13. RELEASE AND INDEMNITY: Lessee hereby releases and discharges Lessor, The University of Texas System, and their respective regents, members, officers, employees, and agents from all and any actions and causes of action of every nature, or other harm, including environmental harm, for which recovery of damages is sought, including, but not limited to, all losses and expenses which arise out of, are incidental to, or result from, the operations of or on behalf of Lessee on the Premises, or that may arise out of or be occasioned by Lessee’s breach of any of the terms or provisions of this Lease, or by any other negligent act or omission of Lessee for which Lessee may be held strictly liable. Further, Lessee hereby agrees to be liable for, exonerate, indemnify, defend and hold harmless Lessor, The University of Texas System, and their respective regents, members, officers, employees and agents, and their successors or assigns, against any and all claims, liabilities, losses, damages, actions, personal injury (including death), costs and expenses, or other harm for which recovery of damages is sought, including attorneys’ fees and other legal expenses, including those related to environmental hazards on the Premises or in any way related to Lessee’s failure to comply with any and all environmental laws; those arising from or in any way related to Lessee’s operations or any other of Lessee’s activities on the Premises; those arising from Lessee’s use of the surface of the Premises; and those that may arise out of or be occasioned by Lessee’s breach of any of the terms or provisions of this Lease or any other act or omission of Lessee, its directors, officers, employees, agents, contractors, guests or invitees. Each assignee of this Lease, or an interest therein, agrees to be liable for, exonerate, indemnify, defend and hold harmless Lessor, The University of Texas System, and their respective regents, members, officers, employees, and agents in the same manner provided above in connection with the activities of such Lessee, its officers, employees, and agents as described in this Paragraph 13.

14. INSURANCE: Lessee shall assure that Lessee and any person acting on Lessee’s behalf under this Lease carry the following insurance with one or more insurance carriers licensed by the Texas Department of Insurance at any and all times such party or person is on or about the Premises or acting pursuant to this Lease, in such amounts as from time to time reasonably required by Lessor:

(i) Worker’s Compensation and Employer’s Liability Insurance;

(ii) Commercial General Liability and Umbrella Liability Insurance; and

(iii) Business Auto and Umbrella Liability Insurance.

The Lessee shall cause Certificates of Insurance evidencing the above coverage to be provided promptly upon request to Lessor, or to such other representative of Lessor as Lessor may from time to time designate. The insurance policies required under (ii) and (iii) above, shall name the State of Texas and The University of Texas System as additional insured with regard to the Premises; shall reflect that The University of Texas System will receive thirty (30) days prior written notice of cancellation or material change in coverage; and shall reflect that the insurer has waived any right of subrogation against the State of Texas or The University of Texas System.

Lessee may satisfy its obligation to maintain insurance as specified in this section by means of self insurance, provided that Lessee notifies Lessor of its intent to self-insure and submits annually to the Lessor Lessee’s published annual report that is audited by an independent certified public accountant. Such report shall demonstrate that Lessee has a net worth of no less than One Hundred Million Dollars ($100,000,000.00), adjusted for inflation from the date of this Lease by reference to the Consumer Price Index or other equivalent index published by the U. S. Department of Labor.

15. LIEN: By acceptance of this Lease, Lessee grants to the Board of Regents an express contractual lien on and security interest in all oil and gas in and extracted from the area covered by the Lease, all proceeds which may accrue to Lessee from the sale of the oil and gas, whether the proceeds are held by Lessee or another person, and all fixtures on and improvements to the Premises used in connection with the production or processing of the oil and gas to secure the payment of royalties and other amounts due or to become due under this Lease or Subchapter D, Chapter 66, Texas Education Code and to secure payment of damages or loss that the state may suffer by reason of Lessee’s breach of a covenant or condition of this Lease, whether express or implied.

16. FORFEITURE: This Lease shall be subject to forfeiture as provided in Subchapter D, Chapter 66, Texas Education Code and the Rules. The remedy of forfeiture shall not be the exclusive remedy, but a suit for damages or specific performance, or both, may be instituted.

17. ASSIGNMENTS; RELEASE: The assignment or relinquishment of rights acquired under this Lease shall be governed by the provisions of Subchapter D, Chapter 66, Texas Education Code and the Rules. Any assignment or relinquishment shall not relieve the Lessee of any obligations theretofore accrued hereunder, or impair the lien provided for by law and in this Lease.

18. VENUE: The venue for any suit arising out of a provision of this Lease, whether express or implied, regarding interpretation of this Lease, or relating in any way to this Lease or to applicable case law, statutes, or administrative rules, shall be in the county in which the Premises are located.

19. MISCELLANEOUS:

(a) RULES: As used herein, the term “Rules” shall mean and refer to the Rules promulgated by the Board for Lease of University Lands, as the same may be amended from time to time. This Lease shall be subject to and construed and enforced in accordance with the Rules. Lessee agrees to comply at all times with the Rules and failure to comply with the Rules shall constitute a default hereunder. A copy of the Rules may be obtained from University Lands.

(b) SUCCESSORS AND ASSIGNS: The covenants, conditions, and agreements contained herein shall be binding upon the heirs, executors, administrators, successors, or assigns of Lessee as to all or any part of Lessee’s interests in this Lease.

(c) SEVERABILITY: If any clause or provision of this Lease is invalid or unenforceable at any time under then current laws, the remainder of this Lease shall not be affected thereby, and this Lease shall be modified so that in place of each such clause or provision of this there will be added as a part of this Lease a legal, valid, and enforceable clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible.

(d) CAPTIONS: The captions of the several paragraphs of this Lease are for reference purposes only and shall not affect the meaning or interpretation of this Lease.

(e) DEFINED TERMS: The terms “completion” and “drilling operations” shall have the meaning ascribed to such terms in the Rules. Each reference to Subchapter D, Chapter 66, Texas Education Code shall refer to such subchapter, as amended from time to time, or any successor statutory provisions. The term “production” or “producing” shall mean production in paying quantities. “Railroad Commission” shall refer to the Railroad Commission of Texas (or any successor agency having jurisdiction in oil and gas matters). The term “Rate and Damage Schedule” shall mean and refer to the rate and damage schedule published by the University of Texas System in effect at the time of the particular action, payment, or notice.

IN TESTIMONY WHEREOF, witness the signature of the Commissioner of the General Land Office under the Seal thereof to be effective on the date first written above.

Commissioner, General Land Office of Texas

Form 44